Exhibit 99.1

Paul R. Lucchese, Esq.

Candela Corporation

(508) 358-7400, Ext. 310

paul.lucchese@candelalaser.com

TEXAS JURY RULES AGAINST CANDELA IN ITS PATENT INFRINGEMENT
LAWSUIT AGAINST PALOMAR MEDICAL TECHNOLOGIES

WAYLAND, MA — October 7, 2008 — Candela Corporation (NASDAQ: CLZR) today announced the jury in the U.S. District Court for the Eastern District of Texas – Lufkin Division ruled in favor of Palomar in a patent infringement lawsuit brought by Candela against Palomar Medical Technologies, Inc. (NASDAQ: PMTI) in December 2006. The jury ruled that Palomar did not infringe upon Candela’s 5,810,801 patent and that claims 11, 12, 13 and 14 of the 5,810,801 patent are invalid.

Candela President and Chief Executive Officer stated, “We strongly disagree with the jury’s decision and are evaluating the Company’s options.”

Candela notes that it continues to have two additional lawsuits against Palomar in the United States District Court for the District of Massachusetts. Candela is the Plaintiff in one suit: C.A. No.: 1:06-CV-11410-JLT, and is the defendant in the other suit: C. A. No.: 06-11400 RWZ.

About CANDELA:  Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in 86 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 20 years ago, and currently has an installed base of over 13,500 systems worldwide. Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock. The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, the risk of a material adverse judgment or increased litigation-related expenses  in pending litigation matters, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals. Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.